CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders
Putnam Limited Duration Government Income Fund

We consent to the use of our report dated January 10, 2006, incorporated in this Registration Statement by reference, to the Putnam Limited Duration Government Income Fund and to the references to our firm under the captions "Financial Highlights" in the prospectus and "Independent Registered Public Accounting Firm and Financial Statements" in the Statement of Additional Information.

/s/ KPMG LLP KPMG LLP

Boston, Massachusetts March 28, 2006